FILED PURSUANT TO RULE 424(B)(3) AND RULE 424(C)
                                                     REGISTRATION NO. 333-120153

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED DECEMBER 15, 2004)

                               YM BIOSCIENCES INC.

                        12,575,218 SHARES OF COMMON STOCK

This prospectus supplement supplements and amends the prospectus dated December 15, 2004 related to the offering of up to 12,575,218 shares of YM BioSciences Inc. (the "Company") common stock, which may be offered from time to time by certain Selling Shareholders.

The table on pages 103 through 105 of the prospectus, under the heading "Selling Shareholders", sets forth information with respect to the Selling Shareholders (as defined in the prospectus) and the respective number of shares and warrants beneficially owned by each Selling Shareholder that may be offered pursuant to the prospectus. By this prospectus supplement that table is deemed to be amended by deleting the second reference to Preston Tsao, together with his address, on page 105 as a Selling Shareholder and inserting in its place the name "Joshua Golomb" having an address at 215 West 95th Street, Apt. 15H, New York, New York 10025.

In addition, on January 10, 2005 the Corporation granted an aggregate of 100,000 warrants (the "Placement Agent Warrants") as additional compensation for acting as lead placement agent in connection with the public offering in Canada which closed on September 30, 2004. Of the aggregate 100,000 warrants granted, SCO Capital Partners LLC received 70,000 Placement Agent Warrants, Jeffrey B. David received 20,000 Placement Agent Warrants, Mark Alvino received 5,000 Placement Agent Warrants and Preston Tsao received 5,000 Placement Agent Warrants. Each Placement Agent Warrant allows the holder to purchase one common share of the Corporation for the price of $3.15 per common share exercisable at any time between the date of issuance and September 30, 2007.

This prospectus supplement should be read in conjunction with the prospectus dated December 15, 2004, which is to be delivered with this prospectus supplement. You should rely only on the information contained in this prospectus supplement or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus supplement may only be accurate on the date of this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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                                January 14, 2005